Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-263920) pertaining to the 2021 Incentive Award Plan of Traeger, Inc.,
(2) Registration Statement (Form S-8 No. 333-270631) pertaining to the 2021 Incentive Award Plan of Traeger, Inc.,
(3) Registration Statement (Form S-8 No. 333-277762) pertaining to the 2021 Incentive Award Plan of Traeger, Inc., and
(4) Registration Statement (Form S-8 No. 333-285626) pertaining to the 2021 Incentive Award Plan of Traeger, Inc.
of our report dated March 5, 2026, with respect to the consolidated financial statements of Traeger, Inc. included in this Annual Report (Form 10-K) of Traeger, Inc. for the year ended December 31, 2025.
/s/ Ernst & Young LLP
Salt Lake City, UT
March 5, 2026